Exhibit 99.1

                Enzon Names Craig Tooman Chief Financial Officer

     BRIDGEWATER, N.J.--(BUSINESS WIRE)--June 13, 2005--Enzon Pharmaceuticals, Inc. (NASDAQ:ENZN) today announced the promotion of Craig Tooman to the position of Executive Vice President Finance and Chief Financial Officer. Mr. Tooman joined the Company in January 2005 as Executive Vice President of Strategic Planning and Corporate Communications. In Mr. Tooman's broadened role, he will oversee all financial aspects of Enzon, in addition to the Company's public relations, investor relations, and strategic planning functions.
     "Craig's extensive experience with the investment community, coupled with his deep industry experience across multiple disciplines, including finance, strategic planning and communications, make him ideally suited to take over as Enzon's Chief Financial Officer," said Jeffrey H. Buchalter, Enzon's chairman and chief executive officer. "I look forward to Craig's continued contributions to our executive management team as we design and implement our strategy to deliver sustainable growth to our stakeholders."
     Prior to joining Enzon, Mr. Tooman served as Senior Vice President of Strategic Planning and Corporate Communications for Ilex Oncology, Inc. At Ilex, Mr. Tooman oversaw the creation of Ilex's first comprehensive strategic plan. Mr. Tooman was also responsible for managing Ilex's investment banking relationships, including playing a critical role in the merger of Ilex and Genzyme, a $1 billion transaction.
     Before joining Ilex, Mr. Tooman worked at Pharmacia Corporation where he progressed through positions of increasing responsibility in investor relations including Vice President of Investor Relations. In this role, he was responsible for global investor relations activities and spearheaded communications with the financial community on the Pharmacia and Upjohn/Monsanto merger. Additionally, under his leadership the Investor Relations unit of Pharmacia won four of the largest awards of distinction in Investor and Public Relations. Mr. Tooman has also held various management positions in Europe and Japan.
     Mr. Tooman received a Master of Business Administration degree in finance from the University of Chicago and a Bachelor of Arts degree in economics from Kalamazoo College.

     About Enzon

     Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the development, and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon's specialized sales force. Enzon's science-driven strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Further information about Enzon can be found on the Company's web site at www.enzon.com.

     All information in this press release is as of June 13, 2005 and the Company undertakes no duty to update this information.


     CONTACT: Enzon Pharmaceuticals, Inc.
              Susan Mesco, 908-541-8678
              Director, Investor Relations